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                                                                    EXHIBIT 99.2

                     AGREEMENT AS TO VOTING SHARES OF STOCK
              OF EXBER, INC. AND UNION PLAZA HOTEL AND CASINO, INC.

         This Agreement is made effective as of this 6th day of December, 2002 (the "Effective Date") by and between Barrick Corporation, its assignees and designees, (hereinafter collectively "Barrick") and Gaughan 1993 Marital Trust, John D. Gaughan, Trustee (hereinafter "Gaughan") and Exber, Inc. (hereinafter "Exber").

         WHEREAS, Barrick and Exber and Union Plaza Hotel and Casino, Inc. and Union Plaza Operating Company (hereinafter "UP") and others have entered into an Agreement of Purchase and Sale dated December 6, 2002 which provides for the sale of certain real properties and the businesses operated thereon, including the Union Plaza Hotel and Casino (hereinafter "P&S Agreement"), which is owned by UP to Barrick; and

         WHEREAS, Exber is the record owner of 51.025% (386,475 shares) of the capital stock of the UP (hereinafter the "Exber Shares") and Gaughan is the record owner of 14.047% (106,392 shares) of the capital stock of UP (hereinafter the "Gaughan Shares").

         WHEREAS, the sale of all of the property and assets of UP pursuant to the P&S Agreement must be approved by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power, but UP will not have obtained that shareholder approval until after the deadline established for the signing of the P&S Agreement by the parties thereto;

         WHEREAS, Exber, UP and the other Sellers under the P&S Agreement have requested Barrick execute the P&S Agreement prior to UP obtaining shareholder approval of the P&S Agreement; and
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         WHEREAS, Barrick agrees to execute the P&S Agreement and to pay the
Deposit required of it upon the signing of the P&S Agreement on the condition that Exber and Gaughan execute this Agreement and in reliance on the accuracy of all representations, warranties and covenants of Exber and Gaughan contained herein.

         NOW THEREFORE, in consideration of the above recitals and the mutual premises and promises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

         1. Exber hereby agrees that (for as long as the P&S Agreement is in effect and/or there is no Purchaser default thereunder), at such time as the issue of approving the P&S Agreement and the transactions contemplated therein comes before the shareholders of UP for a vote, Exber, as a shareholder of UP, will vote (or cause to be voted) the Exber Shares to approve the sale of UP's property and assets pursuant to the P&S Agreement.

         2. Gaughan hereby agrees that (for as long as the P&S Agreement is in effect and/or there is no Purchaser default thereunder), at such time as the issue of approving the P&S Agreement and the transactions contemplated therein comes before the shareholders of UP for a vote, Gaughan as a shareholder of UP will vote (or cause to be voted) the Gaughan Shares to approve the sale of UP's property and assets pursuant to the P&S Agreement.

         3. Subject to UP's compliance with UP's Articles of Incorporation and Bylaws, Nevada General Corporation Law, and the rules and regulations of the Securities and Exchange Commission, and Barrick providing the necessary advance notice of the status and timing of its hearings to obtain the Gaming Approvals the vote of the shareholders to approve the P&S Agreement and the consummation of the transactions contemplated therein shall be properly noticed to be taken and concluded not more than 10 days after Barrick's receipt of all necessary approvals, permits, licenses,
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findings of suitability, registration and other authorizations (collectively,
"Gaming Approvals") by the Nevada Gaming Commission, the Nevada State Gaming Control Board and the City of Las Vegas and/or Clark County Liquor and Gaming License Board (individually a "Nevada Gaming Authority," and collectively the "Nevada Gaming Authorities") to consummate the transactions contemplated by the P&S Agreement.

         4.  Exber hereby represents and warrants to Barrick that:

         a) Exber is the record owner of the Exber Shares and to the best of its knowledge and belief, UP has issued and outstanding a total of 757,419 shares of common stock and has authorized only one class of common stock and no authorized class of preferred stock.

         b) Exber has not, and at all times during the term hereof will not, assign, transfer or encumber in any way the Exber Shares without Barrick's consent which may not be unreasonably withheld.

         c) Exber possesses and controls all right and authority to vote the Exber Shares.

         d) The execution and delivery of this Agreement has been duly and validly authorized and this Agreement and the performance of the acts contemplated herein, constitute legal, valid and binding obligations of Exber, enforceable in accordance with the terms set forth herein.

         e) The execution and delivery of this Agreement and the performance of the acts contemplated herein do not and will not conflict with or result in the breach or termination of or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority, or other agreement or instrument by which Exber is bound or to which it is subject or which
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             would prevent the consummation of the transactions and acts contemplated by this Agreement or result in the creation of any lien, charge or encumbrance upon the Exber Shares.

         f) Subject to the receipt of any required Gaming Approvals, the execution and delivery of this Agreement and the performance of the acts contemplated herein do not and will not, to the best of Exber's knowledge and belief, conflict with or result in the violation or breach by Exber of any federal, state or local law or regulation to which Exber is subject.

         g) Exber shall not vote the Exber Shares to authorize the issuance or sale of any additional stock or classes of stock of UP between the Effective Date and the date of the vote of the shareholders of UP regarding the approval of the P&S Agreement without Barrick's consent which may not be unreasonably withheld.

         5.  Gaughan represents and warrants to Barrick that:

         a) Gaughan is the record owner of the Gaughan Shares and to the best of its knowledge and belief, UP has issued and outstanding a total of 757,419 shares of common stock and has authorized only one class of common stock and no authorized class of preferred stock.

         b) Gaughan has not, and at all times during the term hereof will not, assign, transfer or encumber in any way the Gaughan Shares except for estate or tax planning purposes and in that case upon consent of the transferee to be bound by the terms of this Agreement.

         c) Gaughan possesses and controls all right and authority to vote the Gaughan Shares.
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         d)  The execution and delivery of this Agreement by Gaughan has been duly and validly authorized and this Agreement and the performance of the acts contemplated herein, constitute legal, valid and binding obligations enforceable in accordance with the terms set forth herein.

         e) The execution and delivery of this Agreement and the performance of the acts contemplated herein do not and will not conflict with or result in the breach or termination of or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority, or other agreement or instrument by which Gaughan is bound or to which Gaughan is subject or which would prevent the consummation of the transactions and acts contemplated by this Agreement or result in the creation of any lien, charge or encumbrance upon the Gaughan Shares.

         f) Subject to the receipt of any required Gaming Approvals, the execution and delivery of this Agreement and the performance of the acts contemplated herein do not and will not, to the best of Gaughan's knowledge and belief, conflict with or result in the violation or breach by Gaughan of any federal, state or local law or regulation to which Gaughan is subject.

         g) Gaughan is unaware of any claim, interest, right or authority of any person, firm or entity which would interfere with, prohibit or limit Gaughan's ability to execute this Agreement or to perform the acts described herein or contemplated hereby including but not limited to any beneficiary of the Gaughan 1993 Marital Trust.

         6. This Agreement shall be fully binding on and enforceable against and shall be to the benefit of the heirs, successors, beneficiaries, assigns and legal representatives of the parties hereto.
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         7.  Exber and Gaughan hereby designate and appoint the President of
Barrick as their attorney in fact and proxy with full power of substitution which designation and appointment is irrevocable and coupled with an interest to vote the Exber Shares, and Gaughan Shares, as the case may be, in regard to the matters set forth in paragraphs 1 and 2 above. Provided that (i) neither Barrick, nor the President of Barrick or his substitute, is determined by a Nevada Gaming Authority to be unsuitable to be the attorney in fact and proxy of Exber and/or Gaughan or unsuitable to be connected or affiliated, with UP, Exber and/or Gaughan, (ii) UP does not lose and is not threatened with any penalty or disciplinary action, including the loss of any gaming license as a result of either Barrick, or the President of Barrick or his substitute, serving as the attorney in fact and proxy of Exber and/or Gaughan, and (iii) in the sole discretion of the board of directors of UP, the designation and appointment of Barrick or the President of Barrick or his substitute as the attorney in fact and proxy of Exber and/or Gaughan is not deemed likely to jeopardize any application for, receipt of approval for, right to the use of, or entitlement to, any gaming license by UP, the President may exercise the proxy granted to it hereunder upon the occurrence of a default by Exber or Gaughan in the performance of the agreements and obligations set forth in this Agreement, subject to the receipt of any necessary Gaming Approvals. This proxy shall exist for as long as the P&S Agreement is in effect and/or there is no Purchaser default thereunder.

         8. Notwithstanding anything to the contrary contained in this Agreement, John D. Gaughan shall be free to act in his capacity as a member of the Board of Directors of UP and Exber and to discharge his fiduciary duties as such.

         9. This Agreement shall be construed and governed in accordance with the laws of the State of Nevada. All parties shall bear their own costs and expenses in the negotiation, drafting, reporting and implementation of this Agreement.
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         10. In the event any of the covenants, terms or provisions contained in this Agreement are held unenforceable or declared invalid for any reason by a court of competent jurisdiction, that unenforceability or invalidity will not affect the enforceability or validity of the remaining provisions of this Agreement, and the unenforceable or invalid portion will be severable from the remainder of this Agreement which shall be fully enforceable to the maximum extent of its meaning and intent.

         11. The parties acknowledge and agree that in the event of a failure of performance of the terms, provisions of this Agreement or the obligations or duties created by this Agreement that there will be no adequate remedy at law available to the aggrieved party and as a result thereof, such aggrieved party shall be entitled to seek the specific performance by the defaulting party of its obligations resulting from or contemplated by the terms of this Agreement. Should any party be required to institute any proceeding or action for the enforcement or protection of its rights or benefits under this Agreement, the successful party shall be entitled to collect from the party(ies) against whom such action was brought all reasonable costs related to such proceeding or action incurred by the successful party, including reasonable attorneys' fees.

         12. This Agreement is subject to all applicable gaming laws and any compliance, reporting requirements, consents or approvals required under Nevada law, by the Nevada Gaming Authorities, and under the Gaming Control Act and rules, regulations or interpretations thereunder.

         13. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) the date and time of the sale of UP's property and assets pursuant to the P&S Agreement; (ii) the date and time that the P&S Agreement shall terminate for any reason; (iii) the
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finding by any Nevada Gaming Authority that Barrick, its directors, officers or affiliates is unsuitable to have a relationship with respect to UP; and (iv) October 6, 2003, unless Closing is extended as provided in the Purchase and Sale Agreement in which case at the end of any such extensions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         EXBER:                        Exber, Inc., a Nevada corporation

                                       /s/ John D. Gaughan
                                       -------------------
                                       By:  John D. Gaughan
                                       Its: President

         GAUGHAN:                      /s/ John D. Gaughan
                                       -------------------
                                       John D. Gaughan, Trustee of the Gaughan
                                       1993 Marital Trust

         BARRICK:                      Barrick Corporation, a Nevada corporation

                                       /s/ Stephen Crystal
                                       -------------------
                                       By:  Stephen Crystal
                                       Its: President and General Counsel